UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported)
September 26, 2017
Kronos Worldwide, Inc.
(Exact name of registrant as specified in its charter)
Delaware	1-31763	76-0294959
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5430 LBJ Freeway, Suite 1700, Dallas, Texas		75240-2697
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code
(972) 233-1700

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On September 26, 2017, certain indirect operating subsidiaries of the registrant, namely Kronos Titan GmbH, Kronos Europe S.A./N.V., Kronos Titan AS, Titania AS, Kronos Norge AS, and Kronos Denmark ApS (collectively, the "Borrowers," and with certain guarantors, the "Obligors"), entered into a Seventh Amendment Agreement Relating to a Facility Agreement dated June 25, 2002 (the "Amendment") with Deutsche Bank AG, as mandated lead arranger, Deutsche Bank Luxembourg S.A., as agent for the finance parties and security agent for the secured parties (the "Agent"), and the lenders participating in the amended revolving credit facility (collectively, the "Lenders").  The Amendment amends certain terms and conditions of the original €80 million secured revolving credit facility between the Obligors and the Lenders.  Such facility, as previously amended and restated, and as amended and restated by the Amendment, is collectively referred to herein as the "European Revolving Credit Facility." The Amendment includes, as a schedule thereto, a copy of the amended and restated European Revolving Credit Facility, and any reference in this report to "Amendment" includes a reference to such amended and restated European Revolving Credit Facility.

Among other things, the Amendment:

•	reduced the maximum borrowing under the European Revolving Credit Facility from €120 million to €90 million;

•	extended the maturity date of the European Revolving Credit Facility from September 27, 2017 to September 26, 2022;

•	eliminated the ability to denominate borrowings under the European Revolving Credit Facility in any currency other than the euro; and

•	reduced the interest rate on outstanding borrowings under the European Revolving Credit Facility from the Euro Interbank Offered Rate ("EURIBOR") plus 1.90% per annum to EURIBOR plus 1.60% per annum.

As previously disclosed, the European Revolving Credit Facility is collateralized by the accounts receivable and the inventories of the Borrowers and a limited pledge of all of the other assets of Kronos Europe S.A./N.V.   The European Revolving Credit Facility contains certain restrictive covenants that, among other things, restrict the ability of the Borrowers to incur debt, incur liens, pay dividends or merge or consolidated with, or sell or transfer all of substantially all of their assets to, another entity, and requires the maintenance of certain financial ratios whenever any borrowings are outstanding under the European Revolving Credit Facility.  Failure to comply with the covenants contained in the European Revolving Credit Facility could result in the acceleration of any outstanding balance under the European Revolving Credit Facility prior to its stated maturity date.  In addition, any such outstanding balance under the European Revolving Credit Facility could be accelerated in the event that other debt or obligations of the Borrowers or the registrant were to be accelerated.

A copy of the Amendment (including, as a schedule thereto, the amended and restated European Revolving Credit Facility) is attached as Exhibit 10.1 to this report and is incorporated herein by reference.  The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment.  This summary of the principal terms of the Amendment, and the copy of the Amendment, have been included to, among other things, provide the registrant's security holders with information regarding its terms. It is not intended to provide any other factual information about the registrant and its subsidiaries or the matters covered therein. The representations, warranties and covenants contained in the Amendment were made solely for purposes of the Amendment and as of specific dates, were solely for the benefit of the parties to the Amendment, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Amendment instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to holders of the registrant's securities.  Holders of the registrant's securities are not third-party beneficiaries under the Amendment and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the registrant and its subsidiaries. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Amendment, which subsequent information may or may not be fully reflected in the registrant's public disclosures.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

	Item No.	Exhibit Index

10.1
Seventh Amendment Agreement Relating to a Facility Agreement dated June 25, 2002, executed as of September 26, 2017, by and among Deutsche Bank AG, as mandated lead arranger, Deutsche Bank Luxembourg S.A., as agent, the participating lenders, Kronos Titan GmbH, Kronos Europe S.A./N.V, Kronos Titan AS, Titania AS, Kronos Norge AS, and Kronos Denmark ApS (including, as a schedule thereto, the amended and restated facility agreement).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KRONOS WORLDWIDE, INC.
(Registrant)

By: /s/ Gregory M. Swalwell
Date: September 28, 2017	Executive Vice President and Chief Financial Officer